Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 25, 2013

among

Cache, Inc.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Agent and L/C Issuer

and

The Lenders Party Hereto

i

5.02	Authorization; No Contravention	80
5.03	Governmental Authorization; Other Consents	81
5.04	Binding Effect	81
5.05	Financial Statements; No Material Adverse Effect	81
5.06	Litigation	82
5.07	No Default	82
5.08	Ownership of Property; Liens	82
5.09	Environmental Compliance	83
5.10	Insurance	84
5.11	Taxes	84
5.12	ERISA Compliance	84
5.13	Subsidiaries; Equity Interests	85
5.14	Margin Regulations; Investment Company Act	85
5.15	Disclosure	86
5.16	Compliance with Laws	86
5.17	Intellectual Property; Licenses, Etc.	86
5.18	Labor Matters	87
5.19	Security Documents	87
5.20	Solvency	88
5.21	Deposit Accounts; Credit Card Arrangements	88
5.22	Brokers	89
5.23	Trade Relations	89
5.24	Material Contracts	89

ARTICLE VI AFFIRMATIVE COVENANTS		89

6.01	Financial Statements	89
6.02	Certificates; Other Information	91
6.03	Notices	92
6.04	Payment of Obligations	94
6.05	Preservation of Existence, Etc.	94
6.06	Maintenance of Properties	94
6.07	Maintenance of Insurance	94
6.08	Compliance with Laws	96
6.09	Books and Records; Accountants	96
6.10	Inspection Rights	96
6.11	Use of Proceeds	97
6.12	Additional Loan Parties	97
6.13	Cash Management	98
6.14	Information Regarding the Collateral	100
6.15	Physical Inventories	100
6.16	Environmental Laws	101
6.17	Further Assurances	101

6.18	Compliance with Terms of Leaseholds	102
6.19	Material Contracts	102

ARTICLE VII NEGATIVE COVENANTS		102

7.01	Liens	103
7.02	Investments	103
7.03	Indebtedness; Disqualified Stock	103
7.04	Fundamental Changes	103
7.05	Dispositions	104
7.06	Restricted Payments	104
7.07	Prepayments of Indebtedness	105
7.08	Change in Nature of Business	105
7.09	Transactions with Affiliates	105
7.10	Burdensome Agreements	106
7.11	Use of Proceeds	107
7.12	Amendment of Material Documents	107
7.13	Fiscal Year	107
7.14	Deposit Accounts; Credit Card Processors	107
7.15	Uncapped Availability	107

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		108

8.01	Events of Default	108
8.02	Remedies Upon Event of Default	111
8.03	Application of Funds	112

ARTICLE IX THE AGENT		113

9.01	Appointment and Authority	113
9.02	Rights as a Lender	113
9.03	Exculpatory Provisions	114
9.04	Reliance by Agent	115
9.05	Delegation of Duties	115
9.06	Resignation of Agent	115
9.07	Non-Reliance on Agent and Other Lenders	116
9.08	Agent May File Proofs of Claim	117
9.09	Collateral and Guaranty Matters	118
9.10	Notice of Transfer	118
9.11	Reports and Financial Statements	118
9.12	Agency for Perfection	119
9.13	Indemnification of Agent	119
9.14	Relation among Lenders	120
9.15	Defaulting Lenders	120

ARTICLE X MISCELLANEOUS		122

10.01	Amendments, Etc.	122
10.02	Notices; Effectiveness; Electronic Communications	124
10.03	No Waiver; Cumulative Remedies	126
10.04	Expenses; Indemnity; Damage Waiver	126
10.05	Payments Set Aside	128
10.06	Successors and Assigns	128
10.07	Treatment of Certain Information; Confidentiality	132
10.08	Right of Setoff	133
10.09	Interest Rate Limitation	134
10.10	Counterparts; Integration; Effectiveness	134
10.11	Survival	134
10.12	Severability	135
10.13	Replacement of Lenders	135
10.14	Governing Law; Jurisdiction; Etc.	136
10.15	Waiver of Jury Trial	137
10.16	No Advisory or Fiduciary Responsibility	137
10.17	USA PATRIOT Act Notice	138
10.18	Foreign Asset Control Regulations	138
10.19	Time of the Essence	139
10.20	Press Releases	139
10.21	Additional Waivers	139
10.22	No Strict Construction	141
10.23	Attachments	141
10.24	Keepwell	141

SIGNATURES		S-1

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Permitted Reorganization
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Compliance
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.10	Burdensome Agreements
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F	Credit Card Notification

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 25, 2013, among

CACHE, INC., a Florida corporation (the “Lead Borrower”),

the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”),

the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”),

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and L/C Issuer.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent after the occurrence and during the continuance of an Event of Default, to the order of the Agent, (c) is not subject to any Lien (other than in favor of the Agent), and (d) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state.  The term “Account” includes health-care-insurance receivables.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit, division or line of business of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business of another Person, or a Controlling interest in the Equity Interests, of any other Person, or (d) any acquisition of any Store locations of any Person, in each case for which the aggregate consideration payable in connection with such transaction or group of transactions which are part of a common plan, exceeds $500,000.

“Act” shall have the meaning provided in Section 10.17.

“Adjusted LIBO Rate” means:

(a)           for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b)           for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing September 29, 2013.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iii) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Wells Fargo in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent’s Office” means the Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the Commitments of all the Lenders.  As of the Closing Date, the Aggregate Commitments are $25,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)           From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

(b)           From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that if any Borrowing Base Certificates is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Equal to or greater than 50% of the Borrowing Base	1.50%	0.50%	1.50%	1.50%
II	Less than 50% of the Borrowing Base	1.75%	0.75%	1.50%	1.50%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such

Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means 90%.

“Appraised Value” means the appraised orderly liquidation value of Eligible Inventory, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of the retail value as set forth in the inventory stock ledger of the Lead Borrower, of Eligible Inventory, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its Permitted Discretion, (b) has received timely payment (subject to any payment terms allowed by such Foreign Vendor) or performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended December 29, 2012, and the related consolidated statement of operations, stockholders’ equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)	The Loan Cap

Minus

(b)	The Total Outstandings.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent, provided, that rent Reserves for locations leased by any Loan Party (A) shall not be taken for any such leased locations covered by a Collateral Access Agreement and (B) for all other such locations, shall be limited to three months’ rent for such leased location; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the Liens of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) customer credit liabilities consisting of the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers, which Availability Reserves with respect to such customer credit liabilities will on the Closing Date be in an amount equal to 50% of such customer credit liabilities, and thereafter will be adjusted in the Agent’s Permitted Discretion based on changes in the Loan Parties’ business practices regarding such customer credit liabilities, (vi) deposits made by customers with respect to the purchase of goods or the performance of services and layaway obligations of the Borrowers, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the Liens of the Agent in the Collateral, provided, that Reserves for consignee’s, warehousemen’s and bailee’s charges (A) shall not be taken for locations covered by a Collateral Access Agreement and (B) for all other such locations, shall be limited to three months’ charges for any such other location; (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves and; (xii) royalties payable in respect of licensed merchandise.

“Average Daily Availability” means, for any Fiscal Quarter, an amount equal to the sum of Availability for each day of such Fiscal Quarter divided by the actual number of days in such Fiscal Quarter, as determined by the Agent, which determination shall be conclusive absent manifest error.

“Bank Products” means any services or facilities provided to any Loan Party by the Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate”  means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.”  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Committed Loan that bears interest based on the Base Rate.

“Blocked Account” means a deposit account in which any funds of any of the Loan Parties from one or more DDAs (other than Excluded Accounts) are concentrated.  For the avoidance of doubt, no DDA with a balance of less than $7,500 shall be a Blocked Account hereunder.

“Blocked Account Agreement” means, with respect to any Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control, pursuant to Section 9-104 of the UCC or other applicable section of the UCC, of such Blocked Account by the Agent and whereby the applicable Blocked Account Bank agrees, promptly after its receipt of notice of the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom a Blocked Account is maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)           the retail value of Eligible Inventory consisting of Eligible Stock Ledger Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Stock Ledger Inventory;

plus

(c)           the retail value of Eligible Inventory consisting of Eligible Finished Goods In-Transit Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Finished Goods In-Transit Inventory;

plus

(d)           the retail value of Eligible Inventory consisting of Eligible Warehouse Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Warehouse Inventory;

plus

(e)           the lesser of (x) the retail value of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by the product of Appraisal Percentage multiplied by the Appraised Value of Eligible In-Transit Inventory, and (y) $3,000,000;

minus

(f)            the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower, which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(k).  Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability of at least (x) fifteen percent (15%) of the Loan Cap for three (3) consecutive Business Days or (y) twelve percent (12%) of the Loan Cap at any time.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing until the earlier of (i) the date of the waiver by the Agent of such Event of Default, (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until such date as Availability has exceeded fifteen percent (15%) of the Loan Cap for forty-five (45) consecutive days, or (iii) the date on which the Agent states that the applicable Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any twelve month period or on four (4) occasions in the aggregate after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means any of the types of Permitted Investments permitted pursuant to clauses (a) through (f) of the definition thereof.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Agent or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means (i) a Person that is a controlled foreign corporation under Section 957 of the Code or (ii) a Person that is treated as disregarded as separate from its owner which is deemed town all interests in a “CFC” as described in clause (i).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)           any “change in control” or similar event as defined in any Material Contract, or any document governing Material Indebtedness of any Loan Party; or

(g)           the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and other Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent other than an asset of a CFC.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means 90%.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.,  and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and each of its Affiliates which issues Letters of Credit or provides Bank Products or Cash Management Services to the Loan Parties, (ii) the Agent, (iii) the L/C Issuer, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the permitted successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) one primary counsel for the Agent and local counsel, if necessary, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations if any Event of Default is continuing, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (C) any workout, restructuring or negotiations in respect of any Obligations if any Event of Default is continuing, and (iii) all reasonable and customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBO Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests other than Equity Interests of the Lead Borrower) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Committed Loans mature.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“E-Commerce Distribution Center” means the distribution and fulfillment center for on-line purchases of the Borrower’s Inventory operated by SpeedFC, Inc. (or any of its successors or assigns) and located at 10300 Sanden Drive, Suite 10, Dallas, Texas (or any successor location thereto).

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria, as determined by the Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any written agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed to by the Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)           Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b)           Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)           Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and Permitted Encumbrances arising by operation of Law);

(d)           Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)           Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)            Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g)           Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)           Credit Card Receivables which do not conform to all representations, warranties (subject to any qualifications made with respect to such representations and warranties) or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)            Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible Finished Goods In-Transit Inventory” means, without duplication of other Eligible Inventory, Inventory of a Borrower (excluding, for the avoidance of doubt, Eligible In-Transit Inventory) that is in transit between owned or leased locations or locations which meet the criteria set forth in clause (d)(ii) of the definition of Eligible Inventory, and which otherwise would constitute Eligible Inventory.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)           Which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

(b)           For which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c)           For which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d)           Which is insured in compliance with the provisions of Section 6.07 hereof (including, without limitation, marine cargo insurance);

(e)           the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f)            For which payment of the purchase price has been made by the Borrower or the purchase price is supported by a Commercial Letter of Credit; and

(g)           Which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact in any material respect the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible Stock Ledger Inventory, (ii) Eligible Finished Goods In-Transit Inventory, (iii) Eligible In-Transit Inventory, (iv) Eligible Warehouse Inventory,  and (v) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business, in each case that, except as otherwise agreed by the Agent in its Permitted Discretion, (A) complies with each of the representations and warranties (subject to any qualifications made with respect to such representations and warranties) respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below as determined by the Agent in its Permitted Discretion.  Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)           Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)           Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c)           Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States);

(d)           Inventory (other than Inventory covered by clause (e) below) that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine in its Permitted Discretion to be necessary to perfect its security interest in such Inventory at such location, and (B) either (x) a Collateral Access Agreement executed by the Person owning any such location has been delivered to the Agent or (y) Availability Reserves have been established with respect thereto;

(e)           Inventory that is located in a distribution center or warehouse leased by a Borrower unless either (x) the applicable lessor has delivered to the Agent a Collateral Access Agreement or (y) Availability Reserves have been established with respect thereto;

(f)            Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)           Inventory that is not subject to a perfected first priority (subject to Permitted Encumbrances having priority by operation of applicable Law) security interest in favor of the Agent;

(h)           Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i)            Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(k)           Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent; or

(l)            Inventory deemed by the Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base.

“Eligible Stock Ledger Inventory” means, without duplication of other Eligible Inventory, Inventory of a Borrower located at a Store, at the E-Commerce Distribution Center or consisting of replenishment Inventory that, in each case, is included in the inventory stock ledger of the Lead Borrower and which otherwise would constitute Eligible Inventory.

“Eligible Warehouse Inventory” means, without duplication of other Eligible Inventory, Inventory of a Borrower located at any warehouse or distribution center of such Borrower (other than the E-Commerce Distribution Center) which has not yet been allocated to a Store, and which otherwise would constitute Eligible Inventory.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to the Lead Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.03 hereof.

“Excluded Account” means any DDAs which are petty cash, payroll, trust, escrow or tax withholding accounts, and any DDAs that are pledged to Bank of America, N.A. to secure the letters of credit described on Schedule 7.03 hereto (but only for so long as such DDAs are pledged to Bank of America, N.A. to secure such letters of credit).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such party is organized or has its principal office, (c) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) or is attributable to such Lender’s failure or inability to comply with Section 3.01(e), (e) any U.S. federal, state or local backup withholding tax, and (f) any U.S. federal withholding tax imposed under FATCA.

“Executive Officer” means the chief executive officer, president, chief financial officer, controller, vice president of finance or treasurer of a Loan Party.

“Executive Order” has the meaning set forth in Section 10.18.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance), and condemnation awards (and payments in lieu thereof).

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the implementation of Section 1471(b) of the Code.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated July 25, 2013, among the Lead Borrower and the Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive Fiscal Months ending on the Saturday closest to December 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance reasonably satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto and shall also refer to each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business which are not past due for more than 60 days after their applicable due date or more than 120 days after the date on which such trade account payable was created or which are otherwise being disputed in accordance with the provisions of Section 6.04 hereof and (ii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            All Indebtedness of such Person (i) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligations, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, or any warrant, right or option to acquire such Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under Law or otherwise.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (e) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such LIBO Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period shall extend beyond the Maturity Date; and

(iv)          notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Committed Borrowing initially shall be the date on which such Committed Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Committed Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the salability, at retail, of the Eligible Inventory, which reflect such other factors as negatively affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)           Obsolescence;

(b)           Seasonality;

(c)           Shrink;

(d)           Imbalance;

(e)           Change in Inventory character;

(f)            Change in Inventory composition;

(g)           Change in Inventory mix;

(h)           Markdowns (both permanent and point of sale);

(i)            Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)            Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment net of any repayments thereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Loan Party or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Agent in its discretion).  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender as such Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $5,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of

Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Committed Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the London Interbank Offered Rate as appearing on LIBOR01 page as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” has the meaning assigned to such term in Section 2.10(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Documents; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $2,500,000.   For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means July 25, 2018.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions or has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received by any Loan Party in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents) plus (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, investment banking fees, appraisals, and brokerage, advisor, accounting, legal, title and recording and transfer tax expenses, fees and commissions) paid by any Loan Party to third parties (other than Affiliates)) plus (C) amounts provided as a funded reserve against (x) any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition or (y) any taxes paid or reasonably estimated to be payable in connection therewith; and

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses and fees, incurred by such Loan Party or such Subsidiary in connection therewith (including, without limitation, investment banking fees, appraisals, and brokerage, advisor, accounting and legal expenses, fees and commissions).

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” means a promissory note made by the Borrowers in favor of a Lender requesting a such promissory note as evidence of the Committed Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document with respect to any Committed Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that the Obligations shall not include any Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with the Agent or any of its Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)           No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)           Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)           The Lead Borrower shall have furnished the Agent with fifteen (15) days’ prior written notice (or such shorter period as the Agent may agree) of such intended Acquisition and shall have furnished the Agent with (i) a current draft of the primary acquisition documents (and final copies thereof as and when executed) and (ii) to the extent requested by the Agent, (w) a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, (x) appropriate financial statements of the Person which is the subject of such Acquisition, (y) pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and (z) such other information as the Agent may reasonably require, all of which shall be in a form reasonably satisfactory to the Agent;

(d)           If the proceeds of any Committed Loan are used to fund such Acquisition, the legal structure of the Acquisition shall be reasonably acceptable to the Agent in its Permitted Discretion;

(e)           After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f)            Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(g)           If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Agent shall determine, and the Agent shall have received (or shall receive within a time period reasonably acceptable to the Agent following the consummation of such Permitted Acquisition) a first priority (subject to Permitted Encumbrances having priority by operation of applicable Law) security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts and other property of the same nature as constitutes collateral under the Security Documents; and

(h)           After giving pro forma effect to such Acquisition, and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months, Availability will be equal to or greater than 30% of the Loan Cap, and the Loan Parties shall deliver to the Agent evidence of satisfaction of the condition contained in this clause (i) on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“Permitted Discretion” means a determination made by the Agent in the exercise of its reasonable credit judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry.

“Permitted Disposition” means any of the following:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           bulk sales of other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related sales or other Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, eight percent (8.0%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings and Store relocations (A) occurring substantially contemporaneously with the related Store closure date or (B) wherein a binding lease has been entered into on or prior to the related Store closure date) and (ii) in the aggregate from and after the Closing Date, fifteen percent (15.0%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings and Store relocations (A) occurring substantially contemporaneously with the related Store closure date or (B) wherein a binding lease has been entered into on or prior to the related Store closure date), provided, that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a retail value greater than $1,500,000 shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent; provided, further that (A) all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.04 hereof and (B) no such liquidation agreement or professional liquidator shall be required to the extent such sales or other Dispositions of Inventory are limited to a single store;

(c)           non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)           licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e)           Dispositions of Equipment in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f)            sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)           sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)           (i) the making of Permitted Investments, (ii) the granting of or suffering to permit of Permitted Encumbrances, (iii) transactions permitted under Section 7.04, (iv) the making of Restricted Payments permitted under Section 7.06, (v) the payment of Indebtedness to the extent not prohibited by Section 7.07, and (vi) any casualty event or condemnation;

(i)            the sale or abandonment of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business that is not material and is no longer used or useful in the business of any Loan Party;

(j)            Dispositions by or of or the dissolution of Adrienne Victoria, LLC, a Delaware limited liability company (including the Equity Interests thereof);

(k)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license) entered into by a Loan Party or any Subsidiary or terminated by a Loan Party or any Subsidiary, in each case, in the ordinary course of business of such Person and which do not materially interfere with the business of the Loan Parties, taken as a whole;

(l)            so long as no Event of Default is continuing, Dispositions of Cash Equivalents;

(m)          so long as no Change of Control would result therefrom, the issuance and sale by the Lead Borrower of Equity Interests of the Lead Borrower (including any purchase option, call or similar right of a third party with respect to the Equity Interests of the Lead Borrower) after the date hereof;

(n)           the termination of Leases in the ordinary course of business; and

(o)           other Dispositions of property (other than assets included in the Borrowing Base) of the Loan Parties or their Subsidiaries in an aggregate amount not to exceed $750,000 in any Fiscal Year.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 6.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, customs, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)            easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)           Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h)           Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties (other than Replacement Assets);

(i)            Liens in favor of the Agent;

(j)            Liens of landlords and lessors in respect of rent not past due more than 15 days unless being contested in good faith pursuant to the provisions of Section 6.04 hereof;

(k)           possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)            banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries arising solely by virtue of any statutory or common law;

(m)          Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)           voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary (other than Replacement Assets);

(o)           Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (A) such Liens secure obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p)           Liens or rights of setoff against credit balances of any Loan Party with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to such Loan Party in the ordinary course of business;

(q)           Liens solely on any Cash deposits or Cash Equivalents of any Loan Party (i) in connection with any letter of intent or purchase agreement in respect of any Permitted Acquisition or (ii) in the ordinary course of business of the Loan Parties to secure the performance of the Loan Parties’ obligations under the terms of a lease;

(r)            Liens constituting interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s sublessor’s, licensor’s or sublicensor’s interest under a lease entered into by the Loan Parties in the ordinary course of business;

(s)            Liens on consigned Inventory held for sale by the Loan Parties on behalf of a third party in the ordinary course of business in an amount not to exceed $750,000 at any time outstanding;

(t)            Liens on insurance policies owned by any Loan Party and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)           Liens on the Equity Interests of Lead Borrower in favor of third parties consisting of any purchase options, calls or similar rights of third parties; and

(v)           other Liens securing obligations (other than for borrowed money) in an aggregate principal amount not exceeding $750,000 at any one time outstanding.

“Permitted Indebtedness” means each of the following:

(a)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)           Indebtedness of any Loan Party to any other Loan Party;

(c)           purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted

Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $3,500,000 at any time outstanding and further provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d)           obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e)           contingent liabilities under export or import indemnities, customs and revenue bonds, performance, bid, appeal and surety bonds and performance and completion guarantees or similar obligations or obligations incurred in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding worker compensation claims;

(f)            Indebtedness constituting customary indemnification, adjustment of purchase price or similar obligations or deferred purchase price (including earn-outs or similar obligations), in each case, with respect to any Permitted Acquisition or Permitted Disposition, provided that any such Indebtedness in an original principal amount in excess of $250,000 individually or $500,000 in the aggregate with respect to a deferred purchase price (including earn-outs or similar obligations but excluding customary indemnification obligations) has a maturity which extends beyond the Maturity Date and is otherwise on terms reasonably acceptable to the Agent, and is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(g)           Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(h)           the Obligations;

(i)            unsecured Indebtedness in the aggregate principal amount of up to $250,000 at any time outstanding (but excluding the issuance, redemption or repurchase of Disqualified Stock), provided that, as to any such Indebtedness (i) such Indebtedness shall be on commercially reasonable terms and conditions with market rate pricing and shall have a maturity date that is at least ninety-one (91) days after the Maturity Date and (ii) as of the date of the incurrence of any such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(j)            unsecured guarantees made by any Loan Party in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties;

(k)           guarantees by any Loan Party of Indebtedness of any other Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to Section 7.03;

(l)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)          Indebtedness representing deferred compensation to employees of the Loan Parties incurred in the ordinary course of business;

(n)           cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(o)           to the extent constituting Indebtedness, Investments permitted under Section 7.02;

(p)           Unsecured Subordinated Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, provided that (i) the terms of such Indebtedness are reasonably acceptable to the Agent, (ii) the maturity date of such Indebtedness shall be at least 91 days after the Maturity Date and (iii) the amount of any fees and expenses associated with such Indebtedness shall be reasonably acceptable to the Agent; and

(q)           other unsecured Indebtedness in an aggregate amount not to exceed $750,000 at any time outstanding.

“Permitted Investments” means each of the following:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P at the time of acquisition of such commercial paper, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(d)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) at the time of acquisition (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(e)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (d) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(f)            Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all of the assets of which consist of one or more of the types of securities described in clauses (a) through (e) above;

(g)           Investments existing on the Closing Date and any modifications, replacements, renewals, reinvestments or extensions thereof, and set forth on Schedule 7.02, but not any increase in the amount thereof;

(h)           (i)            Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, and (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;

(i)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)            Guarantees constituting Permitted Indebtedness;

(k)           as long as no Event of Default exists or would arise from the making of such Investment, Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;

(l)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)          as long as no Event of Default exists or would arise from the making of such Investment, advances, loans or extensions of credit to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $100,000 to any individual at any time or in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(n)           Investments constituting Permitted Acquisitions or deposits in connection with Permitted Acquisitions;

(o)           Capital contributions, loans or advances made by any Loan Party to another Loan Party;

(p)           guarantees by any Loan Party of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(q)           promissory notes and other noncash consideration permitted to be received in connection with Permitted Dispositions, Restricted Payments permitted to be made in accordance with Section 7.06 and Permitted Acquisitions;

(r)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(s)            advances of payroll payments to employees in the ordinary course of business;

(t)            Investments held by a Loan Party acquired after the Closing Date pursuant to a Permitted Acquisition or of a Person merged into such Loan Party or merged or consolidated with such Loan Party (other than the Lead Borrower) in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition, merger or consolidation and were in existence on the date of such Permitted Acquisition, merger or consolidation;

(u)           so long as no Change of Control would result therefrom, Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Stock) of the Lead Borrower;

(v)           deposits, rebates, prepayments and other credits to suppliers made in the ordinary course of business;

(w)          deposits for leases, utilities and letters of credit in the ordinary course of business; and

(x)           as long as no Event of Default exists or would arise from the making of such Investment, other Investments in an aggregate amount not to exceed $750,000 at any time outstanding;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (g) and clause (v) shall be permitted unless (i) either (A) no Committed Loans, or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period,  and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which is made for one or more of the following reasons:

(a)           to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b)           to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)           to pay any other amount chargeable to any Loan Party hereunder;

provided however, that in no event shall the Agent make a Permitted Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.05  or Section 8.02 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable (taken as a whole in all material respects) to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms (excluding for these purposes pricing terms, which shall be governed by clause (g)), taken as a whole, not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the greater of (i) the then applicable market interest rate and (ii) the interest rate on the Indebtedness being refinanced, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Reorganization” means the reorganization of the Lead Borrower contemplated by the Form of Agreement and Plan of Merger attached as Schedule 1.03 hereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.

“Prepayment Event” means:

(a)           any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than, prior to the occurrence of a Cash Dominion Event, a Permitted Disposition);

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom either (x) do not exceed $500,000 or (y) are deposited into a segregated account and utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced;

(c)           the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)           the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e)           the receipt by any Loan Party of any Extraordinary Receipts; provided that, so long as no Cash Dominion Event is continuing, only the receipt of Extraordinary Receipts in an amount greater than $500,000 shall constitute a Prepayment Event hereunder.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Assets” means, with respect to any properties or assets subject to an existing Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.11(b).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit

Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.13(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date,  (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.05(a) hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Uncapped Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)           The Borrowing Base

Minus

(b)           The Total Outstandings.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Weekly Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to fifteen percent (15%) of the Loan Cap.  For purposes of this Agreement, the occurrence of a Weekly Borrowing Base Delivery Event shall be deemed continuing until the earlier of (i) the date of the waiver by the Agent of such Event of Default, (ii) if the Weekly Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until such date as Availability has exceeded fifteen percent (15%) of the Loan Cap for forty-five (45) consecutive calendar days, or (iii) the date on which the Agent states that the applicable Weekly Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Weekly

Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and any other contingent Obligation, including indemnification obligations, providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) Unmatured Surviving Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03        Accounting Terms

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities under operating leases to be recognized in any statement of financial position.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans; Reserves.  (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii)                                  after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and

(iii)                               The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b)                                 The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c)                                  The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior notice to the Lead Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers; provided that no such prior notice shall be required (1) at any time that an Event of Default is continuing, (2) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (3) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period.  The amount of any Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve as determined by the Agent in its Permitted Discretion.  In the event that the Agent determines in its Permitted Discretion that (a) the events, conditions or circumstances underlying the maintenance of any Reserve shall cease to exist or (b) the liability that is the basis for any Reserve has been reduced, then such Reserve shall be rescinded or reduced in an amount as determined in the Agent’s Permitted Discretion.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                 Committed Loans shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02.  Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)                                 Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice or, at the discretion of the Agent, an updated Borrowing Base Certificate as calculated after giving effect to such Borrowing, appropriately completed and signed by a Responsible Officer of the Lead Borrower (it being understood, for the avoidance of doubt, that any updates to the Inventory and Credit Card Receivables amounts set forth in the Borrowing Base Certificate shall be made only in accordance with Section 6.02(b) hereof).  Each Committed Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.  If the Lead Borrower requests a Committed Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)                                  Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b).  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(d)                                 The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.04(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)                                  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan.  During the existence of a Default or an Event of Default, no Committed Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(f)                                   The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)                                  After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBO Rate Loans.

(h)                                 The Agent, the Lenders and the L/C Issuer shall have no obligation to make any Committed Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby.  A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.04(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits.  The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03                        Letters of Credit.

(a)                                 Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue a requested Letter of Credit for the account of the Loan Parties.  By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 12:00 p.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances.  The Agent’s records of the content of any such request will be conclusive.

(b)                                 The L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Outstandings would exceed Loan Cap, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit;

(c)                                  In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.15(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.15(b).  Additionally, the L/C Issuer shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.

(d)                                 Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars.  If the L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan.  Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear.

(e)                                  Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof.  If any such Lender fails to make available to the Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)                                   Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of one primary counsel and local counsel, if necessary, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)                                     any Letter of Credit or any pre-advice of its issuance;

(ii)                                  any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)                               any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)                              any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)                                 any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)                              an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)                           any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)                        the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)                              the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)                                 the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however,  that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity promptly after demand from time to time all amounts owing under this Section 2.03(f).  If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)                                  The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  The Borrowers’ aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate

Loans hereunder.  The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

(h)                                 The Borrowers shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrowers.  The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want such Letter of Credit to be renewed, the Borrowers will so notify the Agent and the L/C Issuer at least 15 calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)                                     The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)                                     any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)                                  payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)                               the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)                              the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)                                 the existence of any claim, set-off, defense or other right that the Lead Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi)                              any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or

(vii)                           the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j)                                    Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i)                                     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                                  honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                               acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)                                 acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii)                           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)                        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                              payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                                 acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                              honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)                           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)                        honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)                                 Upon the written request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C

Obligations shall be Cash Collateralized in an amount equal to 115% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo except that Permitted Investments of the type listed in clauses (a) through (f) of the definition thereof  may be made at the request of the Lead Borrower at the option and in the reasonable discretion of the Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account.  If at any time the Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l)                                     The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.05.  Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a monthly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.07(b) hereof.

(m)                             In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay immediately upon demand to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(m)):  (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of .125% per annum of the face amount of each Commercial Letter of Credit, and .375% per annum of the face amount of each Standby letter of Credit, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all reasonable and documented expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(n)                                 Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(p)                                 In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

2.04                        Prepayments.

(a)                                 The Borrowers may, upon notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) unless a Cash Dominion Event has occurred and is continuing, any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Committed Loans.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.04(a) if such prepayment would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.

(b)                                 If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(c)                                  After the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations with the proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.

(d)                                 The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Cash Proceeds received by a Loan Party on account of a Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing.

(e)                                  Prepayments made pursuant to Section 2.04(b), (c) and (d) above, first, shall be applied ratably to the outstanding Committed Loans, second, shall be used to Cash Collateralize the remaining L/C Obligations if an Event of Default has occurred and is continuing; and, third, the amount remaining, if any, after the prepayment in full of all Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.05                        Termination or Reduction of Commitments.

(a)                                 The Borrowers may, upon notice from the Lead Borrower to the Agent, terminate the Aggregate Commitments or the Letter of Credit Sublimit or from time to time permanently reduce the Aggregate Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) any such notice may provide that it is conditioned upon the consummation of a refinancing of the Obligations, in which case, such notice may be revoked or extended by the Lead Borrower if any such refinancing shall not be consummated or shall otherwise be delayed prior to the date provided in such notice of termination or reduction of the Aggregate Commitments or the Letters of Credit Sublimit and (iv) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)                                 If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)                                  The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Aggregate Commitments under this Section 2.05.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06                        Repayment of Loans.

The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

2.07                        Interest.

(a)                                 Subject to the provisions of Section 2.07(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                                 (i)                                     If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws while such Event of Default is continuing.

(ii)                                  If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws while such Event of Default is continuing.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Committed Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.  In addition to certain fees described in subsections (l) and (m) of Section 2.03:

(a)                                 Commitment Fee.  The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee calculated on a per annum basis equal to 0.25% times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

(b)                                 Other Fees.  The Borrowers shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each outstanding Committed Loan beginning, and including the day, such Committed Loan is made and until (but not including) the day on which such Committed Loan (or such portion thereof) is paid, provided that any Committed Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Committed Loan from such Lender, each payment and prepayment of principal of any such Committed Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Committed Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)                                 In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.11                        Payments Generally; Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Subject to Section 2.13 hereof, the Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBO Rate Loans (or in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii)                                  Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments hereunder are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                        Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13                        Settlement Amongst Lenders.

(a)                                 The amount of each Lender’s Applicable Percentage of outstanding Committed Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Committed Loans and repayments of Committed Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)                                 The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such

Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed originals of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed originals of  Internal Revenue Service Form W-8BEN, or

(iv)                              duly completed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, or

(v)                                 any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If the Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Committed Loan, the Agent will promptly so notify the Lead Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Committed Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on LIBO Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Committed Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Committed Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on LIBO Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Committed Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Committed Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Committed Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Committed Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Committed Loan) to prepay, borrow, continue or convert any Committed Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)                                  any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits (other than interest calculated on account of the Applicable Margin) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Committed Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Committed Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08                        Designation of Lead Borrower as Borrowers’ Agent.

(a)                                 Each Borrower hereby irrevocably designates and appoints the Lead  Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead  Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)                                 Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)                                  The Lead  Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension.  Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i)                                     executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii)                                  a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)                              copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion of Schulte Roth & Zabel LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)                              a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited

Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties, on a consolidated basis, as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect other than those, the failure of which to obtain, would not reasonably be expected to result in a Material Adverse Effect;

(vii)                           evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)                        the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(ix)                              all other Loan Documents, each duly executed by the applicable Loan Parties;

(x)                                 (A)                               appraisals (based on net liquidation value) by a third party appraiser reasonably acceptable to the Agent of all Inventory of the Borrowers, the results of which are reasonably satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agent;

(xi)                              results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases  or subordination agreements reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xii)                           (A)                               all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Agent; and

(xiii)                        such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)                                 After giving effect to (i) the first funding under the Committed Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $10,000,000.

(c)                                  The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on June 29, 2013, and executed by a Responsible Officer of the Lead Borrower.

(d)                                 The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present in all material respects the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.

(e)                                  The Agent shall have received and be satisfied with (i) a detailed forecast for the period commencing on the Closing Date and for the subsequent twelve month period following the Closing Date, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices and (b) such other information (financial or otherwise) reasonably requested by the Agent.

(f)                                   There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)                                  The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(h)                                 All fees and expenses required to be paid to the Agent or the Arranger on or before the Closing Date shall have been paid in full (or substantially contemporaneously with the initial funding will be paid in full), and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full (or substantially contemporaneously with the initial funding will be paid in full).

(i)                                     The Borrowers shall have paid (or substantially contemporaneously with the initial funding will pay) all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(j)                                    The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act in each case, the results of which are satisfactory to the Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects (subject to such qualification), and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)                                  The Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension or an updated Borrowing Base Certificate, as applicable, in accordance with the requirements hereof; and

(d)                                 No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Committed Loans and participate in all Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Committed Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Committed Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case, which would reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law where such violation would reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), (b) such as have been obtained or made and are in full force and effect, and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness of the Lead Borrower and its Subsidiaries as of the date thereof to the extent required by GAAP.

(b)                                 The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated March 30, 2013, and the related Consolidated statements of operations and Consolidated statements of cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, or (iii) of covenant compliance calculations provided hereunder.

(e)                                  The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance, it being understood that forecasts are estimates and such forecasts are not facts, and that actual results may differ materially from such forecasts.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  No Loan Party or any Subsidiary is in default under or with respect to, any Material Contract.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens.

(a)                                 Each of the Loan Parties and each Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties and each Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business (subject to Permitted Encumbrances).

(b)                                 Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date.  Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties in effect on the Closing Date, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date.  As of the Closing Date each of such Leases is in full force and effect and to the knowledge of the Loan Parties, the Loan Parties are not in default of the terms thereof, except, in each case, except for any deficiency or defect as would not reasonably be expected to have a Material Adverse Effect.

5.09                        Environmental Compliance.

Except as set forth in Schedule 5.09:

(a)                                 No Loan Party or any Subsidiary thereof (i) is in violation of any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Loan Parties, has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  No Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10                        Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies similarly situated, engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11                        Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                 Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan, except to the extent such failure or such application would not reasonably be expected to have a Material Adverse Effect.  No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or Multiemployer Plan, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the knowledge of the Loan Parties, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests.

As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth, as of the Closing Date, the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and as of the Closing Date are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and Permitted Encumbrances.  Except as set forth in Schedule 5.13, as of the Closing Date, there are no outstanding rights to purchase any Equity Interests in any Subsidiary.  As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and as of the Closing Date are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and Permitted Encumbrances.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Closing Date, each of which is valid and in full force and effect.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X.  None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that would reasonably be expected to cause or would cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)                                 None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information (other than any projections, any information of a forward looking nature and any general economic or specific industry information developed by, and obtained from, third-party sources) furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other reports, certificates and other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein when taken as a whole, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information and any other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.  Each of the Loan Parties and each Subsidiary is in compliance (A) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (B) with Section 10.17 and 10.18 in all material respects.

5.17                        Intellectual Property; Licenses, Etc.  The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses as currently conducted.  To the best knowledge of the Lead Borrower, (i) no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any Intellectual Property rights held by any other Person, and (ii) except as disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened in writing against any Loan Party, which in any case in respect of clause (i) or (ii), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law except as would not reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, or stock plan agreement which constitutes a Material Contract. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in any case that would reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, in any case that would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19                        Security Documents.

(a)                                 The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the filing of the UCC financing statements in proper form, and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral described therein (other than those DDAs or securities accounts for which a

Blocked Account Agreement have not been delivered) that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person to the extent required under the Loan Documents, subject to Permitted Encumbrances having priority by operation of applicable Law.

(b)                                 When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority by operation of applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

Notwithstanding anything herein to the contrary, at no time shall (i) an asset of a CFC serve as Collateral for any obligation hereunder, (ii) a CFC be a Guarantor hereunder and (iii) a Person be required to pledge any stock of a CFC (except for 65% of the voting stock of a first-tier CFC) in support of any obligation hereunder.

5.20                        Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21                        Deposit Accounts; Credit Card Arrangements.

(a)                                 Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)                                 Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22                        Brokers.  No broker or finder brought about the obtaining, making or closing of the Committed Loans or transactions contemplated by the Loan Documents, and no Loan  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23                        Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations that would reasonably be expected to have a Material Adverse Effect.

5.24                        Material Contracts.  Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date.  The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted) , or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)                                 as soon as available, but in any event within 95 days after the end of each Fiscal Year, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification that is expressly with respect to, or expressly resulting from, an upcoming maturity date of Indebtedness that is scheduled to occur within 15 months from the time such report is delivered) and (ii) if required by the SEC or otherwise pursuant to the Securities Laws, an opinion of such Registered Public Accounting Firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b)                                 as soon as available, but in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to customary year-end audit adjustments and the absence of footnotes;

(c)                                  if Availability is at any time less than 15% of the Loan Cap, then as soon as available, but in any event within 35 days after the end of each Fiscal Month of each Fiscal Year, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to customary year-end audit adjustments and the absence of footnotes;

(d)                                 as soon as available, but in any event no more than forty-five (45) days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Agent, of Consolidated balance sheets and statements of operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02                        Certificates; Other Information.  Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c) (if applicable), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide: (i) a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(b)                                 (x) at any time when no Committed Loans are outstanding and the outstanding L/C Obligations are less than $5,000,000, on the fifteenth (15th) day of each Fiscal Quarter (or, if such day is not a Business Day, on the next succeeding Business Day), or (y) at any other time, on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Quarter or Fiscal Month, as applicable (provided that the Appraised Value applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable period to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that a Weekly Borrowing Base Delivery Event has occurred and is continuing, at the election of the Agent, such Borrowing Base Certificate shall be delivered on the third (3rd) Business Day of each week, as of the close of business on the immediately preceding Saturday;

(c)                                  promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Lead Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(e)                                  the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f)                                   as soon as available, but in any event on or before November 30 of each calendar year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(g)                                  promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness not otherwise previously provided;

(h)                                 promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof (exclusive of any state or municipal sales tax audits unless the result thereof would reasonably be expected to have a Material Adverse Effect) or any other matter which, would reasonably expected to have a Material Adverse Effect; and

(i)                                     promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents and notices required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(c) or (d), or Section 6.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents or notices, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents or notices are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents or notices to the Agent if the Agent requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent and (ii) the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Agent.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents or notices referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents or notices.

6.03                        Notices.  Promptly after any Executive Officer of the Lead Borrower obtains actual or constructive knowledge thereof, notify the Agent:

(a)                                 of the occurrence of any Default or Event of Default;

(b)                                 of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)                                  of any material breach or non-performance of, or any payment or other default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d)                                 of any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(e)                                  of the occurrence of any ERISA Event that could reasonably be expected to result in a material liability to any Loan Party;

(f)                                   of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g)                                  of any change in the Lead Borrower’s Executive Officers;

(h)                                 of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i)                                     of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j)                                    of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $250,000;

(k)                                 of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(l)                                     of any failure by any Loan Party to pay rent or such other amounts due at (i) any distribution centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s locations; or (iii) any of a Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section

6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness that, if not paid, would constitute an Event of Default under Section 8.01(e), as and when due and payable, but subject to any grace periods and subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where the validity or amount thereof is being contested in good faith by appropriate proceedings and either (x) (i) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (ii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iii) no Lien has been filed with respect thereto or (y) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves in its Permitted Discretion pursuant to this Agreement.

6.05                        Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06                        Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.

(a)                                 Maintain with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, insurance with respect to its properties and business of such types and in such amounts (after giving effect to any self-insurance for health care and/or workers compensation)

against loss or damage, in each case, as are customarily insured against by Persons similarly situated, engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent, and delivery to the Agent a copy of all renewal or replacement policies (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(b)                                 Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent.

(c)                                  Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d)                                 Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent.

(e)                                  Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f)                                   Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08                        Compliance with Laws.  Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i)(x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (y) with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, and (z) such contest effectively suspends enforcement of the contested Laws, or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 in all material respects.

6.09                        Books and Records; Accountants.

(a)                                 Maintain proper books of record and account, in which entries are full, true and correct in all material respects to the extent required by GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)                                 At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided that the Lead Borrower or such Subsidiary, as the case may be, shall have received reasonable advance notice thereof and a reasonable opportunity to participate therein and such discussions shall be subject to the execution of any indemnity, non-reliance letter or similar letter requested by such accountants.

6.10                        Inspection Rights.

(a)                                 Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that so long as no Default or Event of Default exists, there shall be no more than one (1) such inspection in any twelve-month period, and provided, further, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.  Notwithstanding the foregoing or anything to the contrary contained herein, neither the Lead Borrower nor any of its Subsidiaries will be required to disclose, discuss, permit the inspection, examination or making copies or abstracts of any document, record, information or other matter (A) the disclosure, inspection, examination, copying or discussion of which is prohibited by Law or (B) that is subject to bona fide attorney-client or similar privilege or constitutes bona fide attorney work product.

(b)                                 Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves; provided that the Agent agrees that it shall not undertake any such appraisals, commercial finance examinations and other evaluations during any twelve month period for which no Committed Loans are outstanding and the outstanding amount of L/C Obligations is less than $5,000,000.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to one (1) commercial finance examination and one (1) appraisal in each twelve  month period during which any Committed Loans are outstanding or the outstanding amount of L/C Obligations is equal to $5,000,000; provided that, at any time that Availability is less than 15% of the Loan Cap, then the Agent may, in its reasonable discretion, undertake up to two (2) commercial finance examinations and two (2) appraisals in such twelve month period at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional appraisals and commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions (a) to finance the acquisition of working capital assets of the Loan Parties, including, without limitation, the purchase of inventory and equipment, (b) to finance capital expenditures of the Loan Parties, and (c) for general corporate or organizational purposes of the Loan Parties, in each case to the extent not prohibited under applicable Law or the Loan Documents.

6.12                        Additional Loan Parties.  Notify the Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within twenty (20) days, which deadline may be extended by the Agent in its discretion), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to the Agent a joinder to this Agreement or the Facility Guaranty or such other documents as the Agent shall deem reasonably appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, upon the request of the Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged will be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Agent.  In no event shall compliance with this Section 6.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13                        Cash Management.

(a)                                 To the extent required by the Agent, on or prior to the date which is forty-five (45) days following the Closing Date:

(i)                                     deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors  listed on Schedule 5.21(b); and

(ii)                                  enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank.

(b)                                 The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA in excess of $7,500 for each DDA (other than on account of Excluded Accounts) and $600,000 for all such DDAs (other than on account of Excluded Accounts) and all payments received from all Credit Card Issuers and Credit Card Processors.

(c)                                  Each Blocked Account Agreement shall require upon notice from Agent which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Agent at Wells Fargo (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i)                                     all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral);

(ii)                                  all proceeds of collections of Accounts;

(iii)                               all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event;

(iv)                              the then contents of each DDA (other than any Excluded Account, and net of any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v)                                 the then entire ledger balance of each Blocked Account (net of any minimum balance as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi)                              the proceeds of all Credit Card Receivables received by a Loan Party.

(d)                                 The Concentration Account shall at all times be under the sole dominion and control of the Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied to the Obligations as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e)                                  Upon the written request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

Notwithstanding anything to the foregoing set forth in this Section 6.13 or otherwise herein, the Agent agrees that unless a Cash Dominion Event is continuing or the Lead Borrower otherwise consents in writing, the Agent shall instruct Wells Fargo Bank, National Association, in its capacity as depository bank (in such capacity, “Depository Bank”), pursuant to that certain Deposit Account Control Agreement (Access Restricted Immediately — ZBA Transfers), by and among Depository Bank, the Lead Borrower and Agent (the “ZBA DACA”), to transfer to the Destination Account (as defined in the ZBA DACA) the full amount of the collected and available balance in the Collateral Accounts (as defined in the ZBA DACA) at the end of each Business Day.

6.14                        Information Regarding the Collateral.

(a)                                 Furnish to the Agent (i) at least fifteen (15) days prior written notice of any change in any Loan Party’s name, and (ii) at least ten (10) days prior written notice of (x) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it and having a book value of more than $250,000 is located (including the establishment of any such new office or facility), excluding Store locations, any location disclosed to the Agent in writing on or prior to the Closing Date, Collateral in transit in the ordinary course of business, equipment in connection with the repair or refurbishment thereof in the ordinary course of business, or Collateral in the possession of employees in the ordinary course of business; (y) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (z) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral subject to Permitted Encumbrances having priority by operation of applicable Law for its own benefit and the benefit of the other Credit Parties.

(b)                                 Should any of the information on any of the Schedules hereto which are not limited to being true only as of the Closing Date, become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Agent in writing quarterly of such revisions or updates as may be necessary or appropriate to update or correct the same.  As may be reasonably requested by the Agent (which request shall not be made more than two (2) times in any Fiscal Year), the Lead Borrower shall supplement quarterly each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered materially inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein).  Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15                        Physical Inventories.

(a)                                 Cause not less than one physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve (12) month period and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.   The Lead Borrower, within thirty (30) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)                                 Permit the Agent, in its discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16                        Environmental Laws.

Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17                        Further Assurances.

(a)                                 Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b)                                 If any material assets (other than Excluded Collateral (as defined in the Security Agreement)) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c)                                  Upon the request of the Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers in possession of Eligible In-Transit Inventory to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(d)                                 Upon the request of the Agent, use commercially reasonable efforts to cause each of its landlords to deliver a Collateral Access Agreement to the Agent (in such form as the Agent may reasonably require) for each leased location (other than Stores) of such Loan Party or Subsidiary at which Collateral included in the Borrowing Base with a book value in excess of $500,000 is located; provided that nothing herein shall affect the Agent’s ability to impose Reserves as set forth herein.

6.18                        Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, in each case, except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in the case of any of clauses (a) through (d) above, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

6.19                        Material Contracts.  (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and  (d) cause each of its Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Unmatured Surviving Obligations), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or authorize to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02                        Investments.  Make any Investments, except Permitted Investments.

7.03                        Indebtedness; Disqualified Stock.

(a)                                 Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests if a Change of Control or other Event of Default would result therefrom.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)                                 any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)                                 any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c)                                  the Lead Borrower may consummate the Permitted Reorganization; provided that the Lead Borrower shall cause all filings to be made under the UCC or otherwise that are required in order for the Agent to continue at all times following the Permitted Reorganization to have a valid, legal and perfected first priority security interest in all the Collateral (subject to Permitted Encumbrances having priority by operation of applicable Law) for its own benefit and the benefit of the other Credit Parties;

(d)                                 in connection with a Permitted Acquisition or a Permitted Investment, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.12 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(e)                                  any Loan Party or any of its Subsidiaries (other than the Lead Borrower) may liquidate, wind-up or dissolve or change its legal form, provided, that, promptly upon the commencement of the winding up, any action to dissolve or change such Loan Party or such Subsidiary, as the case may be, any assets of such Loan Party which constitute Collateral are either (i) transferred to any other Loan Party and are subject to the valid perfected security interests of the Agent or (ii) are subject to a Disposition which is a Permitted Disposition; and

(f)                                   any Loan Party or any of its Subsidiaries (other than the Lead Borrower) may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

7.05                        Dispositions.  Make any Disposition except Permitted Dispositions.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)                                 each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b)                                 the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect thereto or would result therefrom, the Loan Parties and their Subsidiaries may make payments (or make Restricted Payments to the Lead Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Lead Borrower held by any future, present or former employee, director, advisor, consultant or distributor (or any spouses, former spouses, domestic partners, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Loan Parties upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any exercise of a stock option, stock appreciation rights or other equity incentive or equity based incentives or any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Loan Parties in an aggregate amount after the Closing Date not to exceed $500,000 in any Fiscal Year of the Lead Borrower;

(d)                                 the Loan Parties and their Subsidiaries may acquire Equity Interests arising from cashless repurchases of Equity Interests deemed to occur upon the exercise of stock options if such stock represents a portion of the exercise price thereof;

(e)                                  the Loan Parties and their Subsidiaries may purchase, redeem or acquire fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(f)                                   to the extent constituting Restricted Payments, the Loan Parties and Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.09 so long as such Restricted Payment is otherwise permitted to be made pursuant to this Section 7.06; and

(g)                                  notwithstanding anything to the contrary above, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect thereto or would result therefrom, in addition to the cash dividends permitted to be paid pursuant to the other subsections of this Section 7.06, the Lead Borrower may declare or pay regularly scheduled cash dividends to holders of its Equity Interests if (i) the Total Outstandings is less than $5,000,000 and (ii) after giving pro forma effect to such dividends, and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months, Availability plus all cash and cash equivalents of the Borrowers will be equal to or greater than 25% of the Loan Cap.

7.07                        Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness, (b) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness as long as after giving pro forma effect to such prepayments, repurchases, redemptions or defeasances, and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months, Availability plus all cash and cash equivalents of the Borrowers will be equal to or greater than 25% of the Loan Cap, and (c) Permitted Refinancings of any such Indebtedness.

7.08                        Change in Nature of Business.

Engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date other than businesses that are a reasonable extension of, or are reasonably related, ancillary, supplementary or complementary to the business line or lines of business, or a reasonable expansion or extension thereof, of the Loan Parties and their Subsidiaries.

7.09                        Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, on terms less favorable to the Loan Parties or such Subsidiary as would reasonably be expected to be obtained by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, including any entity that becomes a Loan Party as a result of such transactions, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (d) the payment of customary fees and out-of-pocket costs to directors, and compensation (including bonuses) and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (e) any issuances of securities of the Lead Borrower (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, employee benefit plans, stock options and stock ownership plans, including restricted stock plans, stock grants, directed share programs, profits interest plans and other equity-based plans, and the granting of registration rights and other stockholder rights approved by the Lead Borrower’s Board of Directors (in each case in respect of Equity Interests in the Lead Borrower), (f) employment and severance arrangements between the Loan Parties and their respective officers and employees in the ordinary course of business, (g) any transaction with and Affiliate where the only consideration paid by any Loan Party is Equity Interests of the Lead Borrower, and (h) transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Section 7.06.

7.10                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge (A) incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or any replacement costs, (B) (x) that exists on the date hereof and (to the extent not otherwise permitted by this Section 7.10) is listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing of such Indebtedness, (C) that constitutes customary restrictions set forth in software or other end user license agreements or in leases or subleases with respect to real estate fixtures, (D) that constitutes customary provisions restricting assignment of any agreements permitted hereunder, (E) that constitutes restrictions on cash or other deposits made by customers under contracts entered into in the ordinary course of business, or (F) that is part of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System; or (b) for purposes other than those permitted under this Agreement.

7.12                        Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13                        Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted by GAAP; provided that upon notice to the Agent, the Loan Parties may change (a) their Fiscal Years to end on the Saturday closest to January 31st.

7.14                        Deposit Accounts; Credit Card Processors.

Open new DDAs unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of and to the extent required by Section 6.13 and otherwise reasonably satisfactory to the Agent.  No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof unless the Loan Parties shall have delivered to the Agent appropriate Credit Card Notifications consistent with the provisions of Section 6.13.

7.15                        Uncapped Availability.

Permit Uncapped Availability at any time to be less than the greater of (i) ten percent (10%) of the Borrowing Base or (ii) $1,000,000.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Committed Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) Business Days after the same comes due, any interest on any Committed Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), (b), (e), (j) or (m), 6.05(a) (solely with respect to the requirement to maintain the Loan Parties’ legal existence), 6.07, 6.10, 6.11, 6.12, 6.13(b) or (c) or 6.14(a)(i) or Article VII; or

(c)                                  Other Defaults.

(i)                                     Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03 (other than 6.03(a), (b), (e), (j) or (m)), 6.05 (other than 6.05(a)), 6.13 (other than 6.13(b) and (c)) or 6.14 (other than 6.14(a)(i)) and such failure continues for 15 days after the earlier of (i) the Lead Borrower’s obtaining actual or constructive knowledge of such default and (ii) notice by the Agent; or

(ii)                                  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the Lead Borrower’s obtaining actual or constructive knowledge of such default and (ii) notice by the Agent; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including amounts owing to all creditors under any combined or syndicated credit arrangement) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof that constitutes Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $500,000; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes, consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 30 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case with respect to clauses (i) and (ii) above, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000 or which would reasonably likely result in a Material Adverse Effect; or

(j)                                    Invalidity of Loan Documents.  (i)  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral of the type not included in the Borrowing Base), with the priority required by the applicable Security Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Cessation of Business.  Except with respect to Permitted Dispositions or as otherwise expressly permitted hereunder, any Loan Party shall take any action, or shall make a determination, whether or not formally approved by any Loan Party’s board of directors, to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m)                             Loss of Collateral.  There occurs any uninsured loss to any material portion of the Collateral; or

(n)                                 Breach of Contractual Obligation.  Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o)                                 Indictment.  The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal or state, criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such action or proceeding would reasonably be expected to have a Material Adverse Effect, which indictment or proceeding remains undismissed or undischarged for a period of sixty (60) days; or

(p)                                 Guaranty.  The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)                                 declare the Commitments of each Lender to make Committed Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Committed Loans, all interest accrued and unpaid thereon, and all other Obligations (other than Obligations under any Swap Contract) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)                                  require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)                                 whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Committed Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Committed Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Committed Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, and fees, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to payment of all other Obligations (including without limitation the cash collateralization of asserted but unliquidated indemnification obligations of the Loan Parties under Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENT

9.01                        Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents (other than the Swap Contracts) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  Except as expressly provided herein, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04                        Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Committed Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06                        Resignation of Agent.  The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to (as long as no Event of Default exists) the approval of the Lead Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an

Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, subject to (as long as no Event of Default exists) the approval of the Lead Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.11, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08                        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Committed Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Committed Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03, 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 to release or collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.09                        Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize and direct the Agent,

(a)                                 to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Unmatured Surviving Obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)                                 to release or subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) or clause (n) of the definition of Permitted Encumbrances; and

(c)                                  to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10                        Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.11                        Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b)                                 is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)                                  expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                  agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)                                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Committed Loan or Committed Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.12                        Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.13                        Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14                        Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.15                        Defaulting Lenders.

(a)                                 Notwithstanding the provisions of Section 2.13 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (ii) second, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Committed Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iii) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Lead Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Committed Loans (or other funding obligations) hereunder, and (iv) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender.  Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.08(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c).  The provisions of this Section 9.15 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the L/C Issuer, and the Borrowers shall have waived, in writing, the application of this Section 9.15 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.15(b) shall be released to the Borrowers).  The operation of this Section 9.15 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Agent, the L/C Issuer, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 9.15 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.15 shall control and govern.

(b)                                 If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i)                                     such Defaulting Lender’s participation interest in any Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the Outstanding Amount sum of all Non-Defaulting Lenders’ Credit Extensions after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)                                  if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such L/C Obligations are outstanding; provided, that the Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the L/C Issuer;

(iii)                               if the Borrowers cash collateralize any portion of such Defaulting Lender’s participation in Letters of Credit Exposure pursuant to this Section 9.15(b), the Borrowers shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv)                              to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.15(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v)                                 to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.15(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;

(vi)                              so long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit to the extent (x) the Defaulting Lender’s Applicable Percentage of such Letter of Credit cannot be reallocated pursuant to this Section 9.15(b) or (y) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to the L/C Issuer and the Borrowers to eliminate the L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Letters of Credit; and

(vii)                           The Agent may release any cash collateral provided by the Borrowers pursuant to this Section 9.15(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrowers pursuant to Section 2.03.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Swap Contracts), and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)                                 as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of such Lender;

(c)                                  as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Committed Loan held by such Lender, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)                                 as to any Lender, change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender;

(e)                                  change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)                                   except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(g)                                  except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(h)                                 increase the Aggregate Commitments without the written consent of each Lender;

(i)                                     change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves; and

(j)                                    except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties, the Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified to the Lead Borrower and the Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Loan Parties, the Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Reliance by Agent, L/C Issuer and Lenders.  The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Committed Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of counsel to the Indemnitees, limited to one primary counsel for all Indemnitees, or in the case of a conflict of interest, separate counsel for such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Committed Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other

Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (y) arising out of any litigation that does not involve an act or omission of any of the Loan Parties or their Affiliates or that is brought by an Indemnitee against any other Indemnitee (except when one of the parties to such action was acting in its capacity as an agent, an arranger, a bookrunner or other agency capacity) or (z) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

(c)                                  Reimbursement by Lenders.  Without limiting their obligations under Section 9.13 hereof, to the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Committed Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable on demand therefor (accompanied by a reasonably detailed invoice or other back-up documentation).

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Agent and the L/C Issuer, the assignment of any Commitment or Committed Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Committed Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Committed Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and shall be deemed given if the Lead Borrower has not responded to a request for such consent within seven (7) Business Days); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Committed Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Committed Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the

Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Committed Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Sections 3.01(e) and 3.06 as though it were a Lender.  Each Lender that sells a participation agrees, at the Lead Borrower’s request and expense, to use reasonable efforts to cooperate with the Lead Borrower to effectuate the provisions of Section 3.06(b) with respect to any applicable Participant.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Committed Loans pursuant to subsection (b) above, Wells Fargo may, upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer.  If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03 hereof.  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance

Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Committed Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Committed Loan or any other Obligation hereunder (other than Unmatured Surviving Obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations (other than Unmatured Surviving Obligations) that may thereafter arise under Section 10.04.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Committed Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit

Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Committed Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18      Foreign Asset Control Regulations.  Neither of the advance of the Committed Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of

2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19      Time of the Essence.  Time is of the essence of the Loan Documents.

10.20      Press Releases.

Each Loan Party consents to the publication by the Agent or its representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Lead Borrower for review and comment prior to the publication thereof.  The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.  Notwithstanding the foregoing or anything in the Loan Documents to the contrary, the Agent and each Lender consents to the disclosure by the Loan Parties of all information required to be disclosed in accordance with applicable Securities Laws, as determined by the Lead Borrower

10.21      Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)           The obligations of each Loan Party  shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)           To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations and if any Event of Default has occurred and is continuing, no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22      No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23      Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24      Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.24 constitute, and this Section 10.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS

Cache, Inc., as Lead Borrower and as a Borrower

By:	/s/ Margaret J. Feeney

Name:	Margaret J. Feeney

Title:	Chief Financial Officer and EVP

Cache of Las Vegas, Inc., as a Borrower

By:	/s/ Margaret J. Feeney

Name:	Margaret J. Feeney

Title:	Chief Financial Officer and EVP

Cache of Virginia, Inc., as a Borrower

By:	/s/ Margaret J. Feeney

Name:	Margaret J. Feeney

Title:	Chief Financial Officer and EVP

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, as L/C Issuer and as a Lender

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Director

Signature Page to Credit Agreement